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                               NONCOMPETITION AGREEMENT

    THIS AGREEMENT ("Agreement") is made and entered into August 9, 1996, by and between Perry J. McNeal (the "Shareholder"), and ALRENCO, INC., an Indiana corporation ("Alrenco").

                                PRELIMINARY STATEMENTS

    As of the date hereof, Alrenco has acquired substantially all of the common stock ("Common Stock") of NETWORK RENTAL, INC., a Georgia corporation (the "Company") pursuant to certain stock purchase agreements.

    Prior to the execution of the stock purchase agreements, the Shareholder, in addition to being the sole shareholder of the Company was a director, officer and employee of the Company and desires to enter into this Agreement to further induce Alrenco to purchase all of the Common Stock.

    NOW THEREFORE, in consideration of the premises and mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

    SECTION 1. CONFIDENTIAL INFORMATION AND NON-COMPETITION COVENANT.

    1.1. CONFIDENTIAL INFORMATION AND TRADE SECRETS. In consideration of the purchase of the Common Stock on the date hereof and to further induce Alrenco to purchase the Common Stock, the Shareholder hereby agrees that he shall hold in confidence all temporary help lists, customer lists, supplier lists, price lists, financial information, operating manual and forms, plans, notes, computer programs, systems and software (including, without limitation, documentation and related source and object codes), and all other knowledge or information of a confidential or proprietary nature with respect to the business of the Company (the "Proprietary Information"), and the Shareholder will not disclose, publish or make use of such knowledge or information.

    1.2. NON-COMPETITION. The Company is engaged in the business of operating rental-purchase stores which offer quality brand name consumer merchandise to individuals under flexible rental-purchase agreements throughout the geographic area referred to as the Area of Dominant Influence (ADI), as defined in the Standard Rate and Data Service, where all stores owned or operated by the Company are located (such geographic area being hereinafter referred to as the "Territory"). The Shareholder acknowledges that the goodwill of the Company and marketing, sales, and support of services and products of the Company extends throughout the Territory. In consideration of the purchase of the Common Stock on the date hereof and to further induce Alrenco to purchase the

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Common Stock, the Shareholder hereby agrees that for the period commencing on the date hereof and ending five (5) years from the date hereof (the "Noncompete Period"), the Shareholder shall not (without the prior written consent of the Company), in any manner, directly or indirectly,

         (i) engage in, have any equity or profit interest in, make any loan to or for the benefit of, guaranty the repayment of any funds by, or render services of any executive, advertising, marketing, sales, administrative, supervisory, engineering, computer program or system development, maintenance or consulting nature to any business conducting operations in the Territory which are competitive with the business activities being directly engaged in by the Company as of the date of this Agreement; or

         (ii) solicit to employ, on his own behalf or on behalf of any other person, firm or corporation, any person who was employed by the Company as of the date of this Agreement and who has not thereafter ceased to be employed by a Related Company for a period of at least one year.

    As used in this Section 1, the term "Related Company" shall mean Alrenco, any subsidiary of Alrenco or any other corporation, twenty percent of whose stock is owned by Alrenco, and any other corporation owning at least 20 percent of the capital stock of Alrenco, any subsidiary thereof, and any successor to any of them.

    Notwithstanding anything contained herein to the contrary, the Shareholder shall not be prohibited from owning, directly or indirectly, up to 5% of the outstanding equity interest of any company, which is in competition with Alrenco and the stock of which is publicly traded.

    1.3. SEVERABILITY. If a judicial determination is made that any of the provisions of this Section 1 constitutes an unreasonable or otherwise unenforceable restriction against the Shareholder, the provisions of this
Section 1 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereto hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory or any prohibited business activity from the coverage of this Section 1, and to reduce the duration of the Noncompete Period and to apply the provisions of this Section 1 to the remaining portion of the Territory or the remaining business activities not to be severed by such judicial authority and to the duration of the Noncompete Period as reduced by judicial determination.

    1.4. INJUNCTIVE RELIEF. The Shareholder hereby agrees that any breach or threatened breach by the Shareholder of Sections 1.1 or 1.2 of this Agreement will irreparably injure Alrenco and that


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any remedy at law for any breach or threatened breach by the  Shareholder of the provisions contained in Sections 1.1 and 1.2 hereof shall be inadequate, and that Alrenco shall be entitled to injunctive relief in addition to any other remedy it might have under this Agreement or at law or in equity. The Shareholder further agrees that the grant of such injunctive relief and the enforcement of the terms of this Agreement shall not deprive him of his ability to earn a living.

    SECTION 2.  MISCELLANEOUS.

    2.1. BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon the Shareholder and his executor, administrator, heirs, personal representative and assigns, and the Alrenco and its successors and assigns.

    2.2. GOVERNING LAW. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Indiana without regard to conflicts of laws principles.

    2.3. HEADINGS. The section and paragraph heading contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    2.4. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) sent by recognized overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid.

    If to Alrenco:

         Alrenco, Inc.
         P.O. Box 85
         1736 East Main Street
         New Albany, Indiana  47150-0085
         Attn:  Michael D. Walts, President

    With a copy to:

         Stites & Harbison
         Court House Plaza
         323 East Court Avenue
         Jeffersonville, Indiana
         Attn:  Robert W. Lanum, Esq.


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    If to the Shareholder:

         Mr. Perry J. McNeal
         200 Wicklawn Way
         Roswell, Georgia  30076

    With a copy to:

         Thompson & Singer
         3151 Maple Drive, N.E.
         Atlanta, Georgia  30305
         Attn: Douglas R. Thompson, Esq.

All notices, requests, consents and other communications hereunder shall be deemed to have been given (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is sent.

    Any party to this Agreement may change his or its address upon written notice delivered pursuant to this Section.

    2.5. ENTIRE AGREEMENT. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by each of the parties hereto.

    IN WITNESS WHEREOF, Alrenco has caused its duly authorized officer to execute this Agreement and the Shareholder has executed this Agreement as of the date first above written.

                                  SHAREHOLDER:


                                  /s/ Perry J. McNeal
                                  --------------------------------------------
                                  Perry J. McNeal ("Shareholder")


                                  ALRENCO INC. ("Alrenco"):

                                  By:  /s/ Michael D. Walts
                                       ---------------------------------------

                                  Title: President
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